EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205774 on Form S-3 and Registration Statements No. 333-197910, 333-188730, 333-177850, 333-174451, 333-170317, 333-154312, 333-153586 on Form S-8, of our reports dated February 27, 2018, relating to the consolidated financial statements and financial statement schedule of Scripps Networks Interactive, Inc. and subsidiaries, and the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Current Report on Form 8-K/A of Discovery, Inc.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

May 22, 2018